                                                                      EXHIBIT 12


                           RHONE-POULENC RORER INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
          RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                        (In millions except for ratios)

                                                                 Years Ended December 31,
----------------------------------------------------------------------------------------------------------------
                                                             Restated
                                               1995           1994        1993         1992         1991
----------------------------------------------------------------------------------------------------------------
 Income before income taxes and
     minority interest......................      $543           $516        $594         $584         $486

 Add:

 Portion of rents representative of the
     interest factor........................        22             18          16            9            9

 Interest on indebtedness...................       105             55          71          125          165

 Amortization of capitalized interest.......         2              3           3            3            2
------------------------------------------------------------------------------------------------------------------
 Income as adjusted.........................      $672           $592        $684         $721         $662
==================================================================================================================
 Interest on indebtedness...................       105             55          71          125          165

 Capitalized interest.......................         5              3           4           15           21

 Portion of rents representative of the
     interest factor........................        22             18          16            9            9
------------------------------------------------------------------------------------------------------------------
 Fixed charges..............................       132             76          91          149          195

 Preferred dividends........................        24             25          16           14           --
------------------------------------------------------------------------------------------------------------------
 Fixed charges and preferred dividends......      $156           $101        $107         $163         $195
==================================================================================================================
 Ratio of earnings to fixed charges.........       5.1            7.8         7.5          4.8          3.4
==================================================================================================================
 Ratio of earnings to fixed charges and
     preferred dividends....................       4.3            5.9         6.4          4.4          3.4
==================================================================================================================